Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of the      day of                 , 2006 (the “Effective Date”), by and between Texas United Bancshares, Inc. (hereinafter called the “Employer”) and Kent McCune (hereinafter called the “Executive”), an individual who resides in Fort Worth, Texas.

WHEREAS, the Employer and Northwest Bancshares, Inc., a Texas corporation (“Northwest”), are simultaneously herewith entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which Northwest will merge with and into the Employer, and Northwest Bank, a wholly-owned subsidiary of Northwest (“Northwest Bank”), will merge with and into GNB Financial, n.a., a wholly-owned subsidiary of the Employer (“GNB Financial”); and

WHEREAS, the Board of Directors of the Employer (the “Board”) believes it is in the best interest of the Employer to enter into this Agreement in order to attempt to assure management continuity of GNB Financial; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship between the Employer and the Executive as set forth herein;

NOW, THEREFORE, the parties, intending to be legally bound, for the consideration set forth in this Agreement and for other good and valuable consideration, agree as follows:

1. Primary Duties; Location.

(a) Employer agrees to employ the Executive as President and Chief Operating Officer of GNB Financial. The Executive shall have responsibilities, duties and authority customarily accorded to and expected of an executive holding such position. The Executive agrees to devote full time, attention and efforts to promote and further the business of the Employer. The Executive shall report to the Board and shall perform his duties under this Agreement in accordance with such reasonable standards established from time to time by the Board.

(b) Executive shall work in the Dallas/Fort Worth Metroplex and shall be furnished with an office and other business facilities and services sufficient to carry out his duties of office.

2. Engaging in Other Employment. During the Term (as defined in section 4(a) hereof) of this Agreement, Executive shall devote all of his entire productive time, ability and attention to the business of Employer during Employer’s normal business hours. During the term of this Agreement, Executive shall not directly or indirectly render any services of a business, commercial or professional nature relating to banking or financial matters to any other person or organization, whether for compensation or otherwise, without the prior written consent of

Employer. Executive’s non-competition obligations following the Term of this Agreement are set forth in Paragraph 6 hereof.

3. Compensation and Benefits. For all services rendered by the Executive to the Employer and its Subsidiaries, the Employer shall compensate the Executive as follows:

(a) Base Salary. Commencing the Effective Date, the Employer agrees to pay the Executive a base salary of $165,000 per annum, less applicable statutory deductions (the “Base Salary”), payable on a regular basis in accordance with the Employer’s standard payroll procedures, but not less frequently than monthly. The amount of Base Salary shall be reviewed by the Board no less often than annually and may be increased from time to time by such amounts as the Board in its discretion may decide.

(b) Starting Bonus. Executive shall be paid a bonus of $30,000 on Executive’s first day of employment as President and Chief Operating Officer of GNB Financial under this Agreement.

(c) Benefits. Executive shall be entitled to coverage, subject to contributions required of executives of the Employer generally, for the Executive and dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Employer may have in effect from time to time for the benefit of similarly situated employees of the Employer.

(d) Reasonable Executive Expenses. The Executive shall be eligible to participate in any fringe benefit plan or program which may be or become applicable to the Employer’s executive employees. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and practices of the Employer or as may be established by the Board for its senior executives) in performing services under this Agreement, provided that the Executive properly accounts for such expenses in accordance with the Employer’s policies.

(e) Club Dues; Car. During the Term of this Agreement, Employer will reimburse Executive for Executive’s membership dues at the Trophy Club Country Club and Womack’s Personal Trainer Gym. During the Term of this Agreement, Employer shall provide Executive with the use of an automobile.

(f) Vacation. The Executive shall be entitled to annual vacation time determined in accordance with the Employer’s standard practices, and equal to the vacation time granted other similarly situated executive employees of Employer.

4. Term, Termination and Rights upon Termination.

(a) Term. The term of this Agreement shall begin on the Effective Date and continue for two (2) years (the “Initial Term”) unless terminated sooner as herein provided. Following the Initial Term, Executive’s employment shall continue by automatic, successive, one-month “evergreen” renewals (each such successive renewal period together with the Initial Term, the “Term”), unless either party declines to renew.

A party declining to renew must provide to the other party written notice of the non-renewal at least fourteen (14) calendar days prior to the end of the then-current term. This Agreement and the Executive’s employment may be terminated in any one of the following ways:

(b) Termination as a Result of the Executive’s Death. The death of the Executive shall immediately terminate this Agreement, and the Executive’s estate shall be entitled to a lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, and any other benefits under insurance programs and other employee plans in accordance with the terms of such arrangements.

(c) Termination on Account of Disability. The Employer may terminate this Agreement and Executive’s employment upon a determination of Disability (as defined below), such termination to be effective immediately upon written notice to Executive. The term “Disability” means Executive’s inability to perform his usual services to the Employer because of mental or physical illness or injury for the consecutive days as defined in the Employer’s disability policy then in effect, which inability to perform will be determined by a physician selected by the Employer. Upon termination of employment upon a determination of Disability, the Executive shall be entitled to a lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, and any other benefits under insurance programs and other employee plans in accordance with the terms of such arrangements.

(d) Termination by the Employer for Cause. The Employer may terminate this Agreement and Executive’s employment for “Cause,” which shall mean: (i) fraud, embezzlement, theft or misappropriation of funds or other property of the Employer, (ii) self-dealing or gross negligence in the performance by Executive of his duties pursuant to this Agreement, (iii) the repeated failure or refusal by Executive to perform his duties to the Employer as provided herein, other than due to Disability, (iv) the commission by Executive of any willful acts of bad faith or gross misconduct against the Employer, (v) the indictment of Executive for a felony or other criminal act involving dishonesty, whether or not relating to his employment with the Employer, (vi) the repeated breach of a lawful, established policy or procedure of the Employer; provided that with respect to clauses (iii) and (vi), Employer shall give Executive written notice of the breach or other failure on the part of Executive and the actions necessary to correct such breach, if applicable. If Executive fails to cure the breach or failure within twenty (20) days of receipt of such notice or if the breach or failure is incurable, Employer may proceed to terminate Executive’s employment for Cause without further notice.

(e) Termination by Employer Without Cause. At any time after the commencement of employment, the Employer may for any reason terminate this Agreement and the Executive’s employment (i.e., other than for Cause, death or Disability), such termination to be effective immediately upon the giving of written notice to Executive by Employer.

(f) Termination by Executive. Executive may terminate this Agreement and Executive’s employment at any time and for any reason upon thirty (30) days notice. In the event Executive wishes to terminate Executive’s employment hereunder for Good Reason (as defined below), Executive shall first give the Employer written notice of the action by the Employer which the Executive purports to have resulted in a material adverse change giving rise to the Good Reason, and the actions necessary to correct such material adverse change. If the Employer fails to cure the material adverse change within twenty (20) days of the receipt of such notice, Executive may proceed to terminate Executive’s employment for Good Reason without further notice. The term “Good Reason” means any action by the Employer which results in a material adverse change in Executive’s position, authority, duties, responsibilities, compensation or location, except as otherwise permitted in this Agreement.

5. Certain Payments Following Termination of Employment.

(a) If Executive’s employment with the Employer is terminated by the Employer for Cause or if Executive terminates Executive’s employment without Good Reason, Executive shall thereafter be entitled to receive from the Employer a lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions. If Executive’s employment is terminated by Employer for Cause, such amount shall be paid to Executive within six (6) days of termination. Further, if the Employer terminates the Executive for Cause or the Executive terminates this Agreement without Good Reason, Executive’s obligations set forth in Paragraph 6 shall continue during the Non-Competition Period (as defined in section 6(c) hereof).

(b) If Executive’s employment with the Employer is terminated by the Employer for any reason other than (i) for Cause, (ii) as a result of Executive’s death or (iii) upon a determination of Disability, or if Executive terminates his employment with Employer for Good Reason, Executive shall be entitled to receive from the Employer a lump sum cash amount representing (i) payment of accrued but unpaid Base Salary, allowances and reimbursements, (ii) payment of Base Salary for the remaining portion of the Initial Term of this Agreement, (iii) payment of all premiums for Executive’s continued participation in the Employer’s medical/dental plan through the Initial Term of this Agreement, (iv) payment for accrued and unused vacation days and (v) reimbursement for incurred business expenses, which remain unpaid as of the effective date of termination. Further, Executive’s obligations set forth in Paragraph 6 shall continue during the Non-Competition Period.

6. Non-Disclosure, Non-Competition and Non-Solicitation Covenants.

(a) Confidential Information Defined. The Executive acknowledges that Employer’s business is highly competitive, that he will be given immediate access to Confidential Information of Employer that is a valuable, special, and unique asset used by Employer in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Employer. “Confidential Information” of Employer (or any subsidiary) means and includes confidential and/or proprietary information and/or trade secrets that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the following: information regarding customers, employees, contractors and the industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes; procurement procedures, pricing and pricing techniques; information concerning past, current and prospective customers, investors and business affiliates (such as contact name, service provided, pricing, type and amount of services used, financial data and/or other such information); pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. The term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a non-confidential basis from a source other than the non-disclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

(b) Non-Disclosure Obligations. The Executive agrees that he will not, at any time during or after his employment with Employer, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Employer, its subsidiary, or of any third parties that the Executive received in connection with his employment with Employer, or make any use thereof, directly or indirectly, except in working for Employer. The Executive also agrees that he shall deliver promptly to Employer at the termination of employment or at any other time at Employer’s request, without retaining any copies, all documents and other material in the Executive’s possession relating, directly or indirectly, to any Confidential Information or other information of Employer, or Confidential Information or other information regarding third parties, learned as an employee at Employer.

(c) Non-Competition Obligations. In order to protect the Confidential Information and in order to enforce Employee’s agreement not to disclose Confidential Information, Employer and Executive agree that, during the term of the Executive’s employment with Employer, which may exceed the Term of this Agreement, and for twelve (12) months after the termination of the Executive’s employment with Employer, unless such termination is by Employer without Cause (“Non-Competition Period”), the Executive will not, except as an employee of Employer, in any capacity for the Executive or others, directly or indirectly:

(i) compete or engage, anywhere in the geographic area comprised of Cooke, Dallas, Denton, Ellis and Tarrant counties plus any additional county in which GNB Financial may establish a branch office (the “Market Area”), in a business similar to that of Employer, or compete or engage in that type of business which Employer has plans to engage in, or any business which Employer has engaged in during the preceding twelve (12) month period if within the twelve (12) months before the termination of the Executive’s employment, the Executive had access to or knowledge regarding the proposed plans or the business in which Employer engaged;

(ii) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to that of Employer anywhere within the Market Area; except that the Executive is permitted to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

(iii) call on, service or solicit competing business from customers or prospective customers of Employer if, within the twelve (12) months before the termination of the Executive’s employment, the Executive had or made contact with the customer, or had access to information and files about the customer; or

(iv) call on, solicit or induce any employee of Employer whom the Executive had contact with, knowledge of, or association with in the course of employment with Employer to terminate employment from Employer, and will not assist any other person or entity in such activities.

(d) Non-Competition Covenant Reasonable. The parties to this Agreement hereby agree that the non-competition provisions set forth in this paragraph 6 are ancillary to this Agreement, which is an otherwise enforceable agreement. Executive agrees that any work performed by Executive for any competitor of Employer during the Non-Competition Period inevitably would lead to Executive’s unauthorized use of Employer’s Confidential Information, even if such use were unintentional. Because it would be impossible, as a practical matter, to monitor, restrain, or police Employee’s use of such Confidential Information other than by Executive’s not working for a competitor, Executive agrees that restricting such employment as set forth in this Agreement is the narrowest way to protect Employer’s interests, and the narrowest way of enforcing Executive’s consideration for the receipt of Employer’s specialized training and Confidential Information (namely, Executive’s promise not to use or disclose that Confidential Information and/or specialized training).

(e) Injunctive Relief. Employer and the Executive acknowledge and agree that breach of any of the covenants made by the Executive in this Paragraph 6 would cause irreparable injury to Employer, which could not sufficiently be remedied by monetary damages; and, therefore, that Employer shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions; and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. If a party must bring suit to enforce this Agreement or to defend any such action, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

(f) Tolling. In the event that Employer shall file a lawsuit in any Court of competent jurisdiction alleging a breach of any of the Executive’s obligations under this Agreement, any time period the Executive is in breach of the Agreement shall be deemed tolled as of the time such lawsuit is filed, and shall remain tolled until such dispute finally is resolved.

7. Return of Employer Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, contracts and other property delivered to or compiled by the Executive by or on behalf of the Employer or their representatives, vendors or customers which pertain to the business of the Employer (including any subsidiary) shall be and remain the property of the Employer and subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Employer which is collected by Executive during the course of his employment with the Employer shall be delivered promptly to the Employer without request by it upon termination of Executive’s employment.

8. Inventions. Executive shall disclose promptly to the Employer any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by the Executive, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of the Employer and which the Executive conceives as a result of his employment hereunder. The Executive hereby assigns and agrees to assign all his interests therein to the Employer or its nominee. Whenever requested to do so by the Employer, the Executive shall execute any and all applications, assignments or other instruments that the Employer shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Employer’s interest therein.

9. Trade Secrets. The Executive agrees not to, during or after the term of this Agreement, directly or indirectly, disclose (or use for the benefit of any person other than the Employer) the specific terms of the Employer’s (including any subsidiary) relationships or agreements with their respective significant vendors or customers or any other trade secret or other confidential business information of the Employer (including any subsidiary), whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except and only to the extent (i) such information is or becomes known to the public generally through no fault of the Executive or (ii) required by law or legal process following notice to the Employer.

10. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in the state in which the Employer’s main office is located, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then in effect, provided that the Executive and the Employer shall comply with the Employer’s grievance procedures in an effort to resolve such dispute or controversy before resorting to arbitration, and provided further that the parties may agree to use arbitrators other than those provided by the AAA. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be apportioned by the arbitration award.

11. Successor; Binding Agreement. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Employer to agree to assume and to assume all of the obligations of the Employer under this Agreement upon or prior to such succession taking place. A copy of such assumption and agreement shall be delivered to Executive promptly after its execution by the successor. However, this Agreement is personal to the Executive and the Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or beneficiaries.

12. Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and by such director of the Employer as may be specifically designated by the Board. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

13. Notice. All notices, requests, demands and other communications required or permitted to be given by either party shall be in writing, deemed to have been given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as follows:

If to the Employer to:

Texas United Bancshares, Inc.

202 West Colorado Street

La Grange, Texas 78945

If to Executive to:

Kent McCune

8312 Regency Drive

Fort Worth, Texas 76180

Either party hereto may change its address for purposes of this Paragraph 13 by giving fifteen (15) days prior notice to the other party hereto.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

15. Complete Agreement. This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof, and supersedes any other employment agreements or understandings, written or oral, between the Employer, its predecessors and the Executive. The Executive has no oral representations, understandings or agreements with the Employer or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Employer and the Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

16. Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

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IN WITNESS WHEREOF, each party has caused this Agreement to be signed individually or by its authorized officer thereunto duly authorized, all as of the date first written above.

EMPLOYER:

Texas United Bancshares, Inc.

By:
Name:	L. Don Stricklin
Title:	President and Chief Executive Officer

EXECUTIVE:

Kent McCune